Customers Bank SM
1015 Penn Avenue
Wyomissing, PA 19610

Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Richard Ehst, President & COO 610-917-3263
Investor Contact:
Thomas R. Brugger, CFO 484-359-7113

CUSTOMERS BANCORP INC. ANNOUNCES EARNINGS
FOR SECOND QUARTER 2012

Wyomissing, Pa. (July 31, 2012) Customers Bancorp Inc., parent company for Customers Bank, today announced unaudited financial information at and for the three months ended June 30, 2012.

•	Second quarter net income after taxes of $6.5 million. Diluted earnings per share was $0.56.

•	Book Value per share increased 5% during the quarter to $14.0. Book value per share up over 30% over past 24 months.

•	Loan growth up 30% sequentially; loan origination platforms enhanced to include multi-family and consumer lending.

•	Announced entry into Metro DC market with agreement to acquire Acacia Federal Savings Bank. No high risk or non-performing assets being acquired. Tier 1 capital to be enhanced by $65 million.

•	Non-performing assets decline $6 million during the quarter; ratio of originated NPA’s to assets falls to 1.0%, excluding FDIC covered loans and acquired loans(1).

Second quarter Results

Net income improved $6.4 million to $6.5 million from the second quarter of 2011 due to strong growth in revenues related to loan growth, fees revenue from growth in mortgage warehouse loans held for sale and security gains, partially offset by certain non-recurring one-time expenses. For the six months ending June 30, 2012, Net Income was $9.6 million or $0.83 per diluted share, compared to a loss of $1.5 million or $(0.17) per diluted share for the same period in 2011.  “We are very pleased with our financial results and progress during the quarter and first six months of 2012 in organic growth initiatives including building our deposit franchise, multifamily, commercial real estate and small business lending,” stated Jay Sidhu, Chairman and CEO of Customers Bancorp.  We also are pleased with strong fee income from core businesses and continued reductions in the deposit cost of funds,” added Sidhu.

Lending

Total loans increased by $445 million or 30% over the first quarter of 2012 to $1.9 billion.  This was primarily driven by low risk mortgage loans held for sale and very short term mortgage warehouse loans rising by about $350 million.  Multifamily Loans grew by $41 million.  Consumer loan growth was $24 million and Small Business loans grew $10 million.  Over the past year, the Bank has continued to build its core lending and deposit franchises and started a Multifamily / Commercial Real Estate business, consumer lending business and hired numerous small business lenders throughout its geographic footprint.  These investments in people and infrastructure resulted in above average loan growth.  “We are very pleased to be able to provide liquidity to small businesses and consumers in our efforts to support the communities where we operate during these difficult economic times,” commented Richard Ehst, President of Customers Bank.

Deposits

The loan growth was largely funded with investment portfolio sales and deposit growth.  Total deposits grew by $125 million in the second quarter of 2012 as compared to the first quarter of 2012 and the average cost of deposits fell by 7 basis points to 1.16%.  Most of the growth came from the New York and Berks County markets as initiatives were executed to improve performance in these markets and grow the branches to an efficient size.  The average cost of deposits fell 47 basis points at June 30, 2012 as compared to the second quarter of 2011. Total deposits grew by $524 million in the past 12 months to $1.9 billion at June 30, 2012.  Non-Interest Bearing Demand Deposits at June 30, 2012 were $155 million up from $82 million at June 30, 2011.

Investment Portfolio

Investments at June 30, 2012 were $135 million, a decrease of $264 million from December 31, 2011, and $498.3 million from June 30, 2011 due to the sale of approximately $297 million of available-for-sale investments and normal repayments.  As disclosed earlier in the quarter, the Bank decided to reclassify its held to maturity portfolio to available for sale to enhance liquidity and capital.  Most of this portfolio was subsequently sold during the quarter.

Net Interest Income

Net interest income was $14.2 million for the second quarter of 2012 compared to $8.9 million for the second quarter of 2011. Net interest margin increased 55 basis points to 2.90% in the second quarter of 2012 from 2.35% in the second quarter of 2011. Increases in net interest income and margin were related to growth in the loan portfolio, along with re-pricing of high cost maturing CDs and growth in lower cost core deposits and demand deposits.

Non-Interest Income

Non-interest income for the second quarter of 2012 increased $10.0 million over the second quarter of 2011 to $12.6 million. This increase was primarily from investment security gains of $8.8 million, and increased mortgage warehouse lending fees related to the strong loan growth, offset by lower FDIC indemnification asset income.

Non-Interest Expense

Non-interest expense for the second quarter of 2012 was up $5.5 million over the second quarter of 2011 to $13.9 million. This increase was primarily caused by additional staffing and occupancy costs from the Berkshire Bank acquisition along with infrastructure expenses, technology spending to support loan and deposit growth and expenses related to the Form S-1 filings and postponed IPO of $1.3 million.

Asset Quality

Provision for loan loss in the second quarter of 2012 fell to $2.7 million, which is $0.1 million lower than the second quarter of 2011. Reductions in the level of non-performing loans coupled with loan growth in lower risk loan portfolios, such as multi-family lending, contributed to this reduction in expense.

Total non-performing assets in the originated portfolio fell by $2.7 million to $22.1 million in the second quarter of 2012.  Total non-performing assets in the covered portfolio fell by $1.9 million to $57.5 million at June 30, 2012.  Total acquired non-covered non-performing assets fell $1.3 million to $19.2 million.

Capital

As previously disclosed, the Bancorp decided to withdrawal its IPO in mid-May due to market conditions.  During the quarter, the Bank reclassified its held to maturity portfolio to available for sale and then sold $297 million generating about $9 million of security gains.  The proceeds from these sales were used to fund loan growth during the quarter.  “The combination of the reductions in the investment portfolio and the capital generated from the sales provided capital capacity to support the Banks short-term capital needs,” stated Thomas Brugger, CFO of Customers Bancorp.  The Bank also announced the anticipated acquisition of Acacia Federal Savings Bank which is expected to enhance capital ratios providing additional capital to support the Bank’s needs by year end.  Tier 1 Leverage ratio at end of the quarter was 7.5%.

Acacia Federal Savings Bank Acquisition

During the second quarter 2012, Customers Bancorp announced the acquisition of Acacia Federal Savings Bank, Falls Church, VA from Ameritas Mutual Holding Company for a total consideration of $65 million.  On March 31, 2012, Acacia Federal Savings Bank had about $1 billion in assets, a deposit, lending and mortgage operation covering the Greater Washington, D.C. market area and about $125 million in tangible common equity.  At close, the bank will be a $500 to $600 million core local community bank with no non-performing assets or high risk loans.

The purchase price of $65 million will be in common stock priced at 115% of book and preferred stock with a dividend yield of 3.72%.  It is anticipated that the deal will be accretive to book value per share, earnings per share and capital ratios.  It is anticipated that the deal will close in the fourth quarter of 2012, subject to a number of conditions including receipt of regulatory approvals.

CUSTOMERS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollar amounts in thousands, except per share data)
	June 30, 2012	December 31, 2011	June 30, 2011
ASSETS
Cash and Cash Equivalents	$122,052	$73,570	$101,708
Investments Securities	134,757	398,684	633,073

Loans Held for Sale	283,535	174,999	175,000
Loans receivable not covered by Loss Sharing Agreements with the FDIC	1,537,577	1,216,265	576,949
Loans receivable covered under Loss Sharing Agreements with the FDIC	113,293	126,276	149,867
Allowance for Loan and Lease Losses	(16,118)	(15,032)	(13,946)
Total Loans Receivable, Net	1,634,752	1,327,509	712,870
FDIC Loss Sharing Receivable	12,376	13,077	12,634
Other Assets	95,560	89,693	58,894
Total Assets	$2,283,032	$2,077,532	$1,694,179
LIABILITIES AND SHAREHOLDERS' EQUITY
Total Deposits	1,929,863	1,583,189	1,406,353
Borrowings	185,000	338,000	154,000
Accrued Interest Payable and Other Liabilities	9,453	8,595	10,449
Total Liabilities	2,124,316	1,929,784	1,570,802
Total Shareholders' Equity	158,716	147,748	123,377
Total Liabilities & Shareholders' Equity	$2,283,032	$2,077,532	$1,694,179

CUSTOMERS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(Dollar amounts in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Total Interest Income	$19,700	$14,646	$38,336	$26,447
Total Interest Expense	5,548	5,790	10,774	11,346
Net Interest Income	14,152	8,856	27,562	15,101
Provision for Loan and Lease Losses	2,738	2,850	4,538	5,650
Net Interest Income (Loss) After Provision for Loan and Lease Losses	11,414	6,006	23,024	9,452
Total Non-Interest Income	12,637	2,642	16,429	5,916
Total Non-interest Expense	13,973	8,438	24,660	17,529
Income/(Loss) Before Tax Expense (Benefit)	10,078	210	14,793	(2,161)
Income Tax Expense (Benefit)	3,574	65	5,177	(630)
Net Income (Loss)	$6,504	$145	$9,616	$(1,531)
Basic Income (Loss) per share	$0.57	$0.01	$0.85	$(0.17)
Diluted Income (Loss) per Share	$0.56	$0.01	$0.83	$(0.17)

CUSTOMERS BANCORP, INC. AND SUBSIDIARY
KEY FINANCIAL METRICS - UNAUDITED
(Dollar amounts in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Return on Average Assets	1.26%	0.04%	0.97%	-0.20%
Return on Average Equity	16.8%	0.5%	12.7%	-2.7%
Efficiency Ratio	77.7%	73.4%	70.5%	84.2%
Net Interest Margin	2.91%	2.35%	2.95%	2.09%
Book Value	$14.0	$12.6	$14.0	$12.6
Originated NPA's / Total Assets	1.0%	4.9%	1.0%	4.9%

Tier 1 Leverage	7.45%	7.70%	7.45%	7.70%

CUSTOMERS BANCORP, INC. AND SUBSIDIARY
NON INTEREST INCOME AND EXPENSE - UNAUDITED
(Dollar amounts in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Non-interest Income:
Deposit Fees	$117	$94	$233	$198
Loan Fees	9	66	201	146
Mortgage Warehouse Transactional Fees	3,384	1,277	5,483	2,388
Bank Owned Life Insurance Income	323	263	589	864
Gain on Sale of Investment Securities	8,797	-	9,006	-
Gain/(Loss) on Sale of Assets	(240)	-	(181)	78
Accretion of FDIC Loss Sharing Receivable	-	800	655	1,709
Other Non-interest Income	247	142	443	333
Total Non-Interest Income	$12,637	$2,642	$16,429	$5,916

Non-Interest Expense:
Salaries and Employee Benefits	$5,598	$3,973	$11,095	$8,088
Occupancy	1,849	1,004	3,228	1,991
Technology, Communication and Bank Operations	691	513	1,338	826
Advertising and Promotion	301	205	576	433
Professional Services	769	1,304	1,655	2,730
FDIC Assessments, Taxes, and Regulatory Fees	867	431	1,536	1,253
Loan / OREO Expense	651	430	1,176	1,010
Other Non-interest Expense	3,247	579	4,028	1,198
Total Non-interest Expense	$13,973	$8,439	$24,660	$17,529

(1) Appendix A - Non-GAAP Reconciliation - Non-performing assets (Unaudited)
(In thousands, except per share amounts)
	June 30, 2012	March 31, 2012
Total originated loans	$22,100	$24,839
Total acquired FDIC covered loans	57,466	59,357
Total acquired non-covered loans	19,185	20,531
Total Gross NPAs	98,752	104,727
Less:
Non-Accretable and Accretable Difference	(8,985)	(10,562)
Total non-performing assets	$89,767	$94,165
NPAs as a of percentage of total assets	3.9%	4.8%
NPA Originated loans as a percentage of total assets	1.0%	1.3%

(1) Originated non-performing assets to total assets is a non-GAAP financial measure. Management believes that it is a better measure of asset quality because all acquired assets are valued on the bank’s balance sheet at fair value at the time of acquisition with subsequent adjustments each quarter end due to changes in the expected losses in the acquired portfolios. A reconciliation is provided in this release to give investors both calculations.

About Customers Bancorp and Customers Bank

Customers Bancorp, Inc. is a bank holding company based in Wyomissing, Pennsylvania. Customers Bank (the “Bank”) is a state-chartered, full-service bank headquartered in Phoenixville, Pennsylvania. The Bank is a member of the Federal Reserve System and is insured by the FDIC. With assets of about $2.2 billion, the Bancorp provides a full range of banking services to small and medium-sized businesses, professionals, individuals and families through branch locations in Pennsylvania, New York and New Jersey. The Bank is focused on serving its targeted markets with a growth strategy that includes strategically placed branches throughout its market area and continually expanding its portfolio of loans to small businesses and consumers.

 “Safe Harbor” Statement

In addition to historical information, this information may contain “forward-looking statements” which are made in good faith by the Bank, pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements with respect to the Bank’s strategies, goals, beliefs, expectations, estimates, intentions, and financial condition, results of operations, future performance and business. Statements preceded by, followed by or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond the Bancorp’s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause the Bancorp’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. The Bancorp cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact that any future acquisition may have on the Bancorp and any such forward-looking statement. The Bancorp does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by the Bancorp or by or on behalf of the Bank.